As filed with the Securities and Exchange Commission on August 10, 2018

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKERVISION, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2971472
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

7915 BAYMEADOWS WAY, SUITE 400

JACKSONVILLE, FLORIDA 32256

(Address of Principal Executive Offices)

PARKERVISION, INC. 2011 LONG-TERM INCENTIVE EQUITY PLAN

(Full title of the plan)

Jeffrey Parker, Chairman of the Board

ParkerVision, Inc.

7915 Baymeadows Way, Suite 400

Jacksonville, Florida 32256

(904) 732-6100

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

David Alan Miller, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue - 19th floor

New York, NY 10174-1901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	763,396 shares(2)	$0.65(2)	$496,207.40	61.78
Common Stock, par value $.01 per share	286,604 shares(3)	$1.98(3)	$567,475.92	$70.65
Total				$132.43

(1)

Pursuant to Rule 416, this registration statement also covers such additional securities that may be offered pursuant to the terms of the ParkerVision, Inc. 2011 Long-Term Incentive Equity Plan, as amended and restated, as a result of one or more adjustments under the plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Shares of common stock newly reserved under the ParkerVision, Inc. 2011 Long-Term Incentive Equity Plan, as amended and restated. Pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, the proposed maximum offering price per share was calculated on the basis of the average of the high and low prices of our common stock as reported on the NASDAQ Capital Market on August 9, 2018.

(3)

Shares of common stock newly reserved under the ParkerVision 2011 Long-Term Incentive Equity Plan, as amended and restated, that are subject to outstanding options.  Pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended, the proposed maximum offering price per share was calculated based on the price at which the options may be exercised.

___________

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

___________

EXPLANATORY NOTE

This Registration Statement is filed by ParkerVision, Inc. (the “Company”) to register additional securities issuable pursuant to the Company’s 2011 Long-Term Incentive Equity Plan, as amended and restated (the “Plan”), and consists of only those items required by General Instruction E to Form S-8. The Company hereby incorporates by reference into this Registration Statement the contents of the prior registration statements on Form S-8 relating to the Plan, filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2011 (File No. 333-178064), July 30, 2014 (File No. 333-197741), and November 14, 2016 (File No. 333-214596).

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.*

Item 2.          Registrant Information and Employee Plan Annual Information*

*   The information required by this Part I is omitted from this Registration Statement in accordance with rules and regulations under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of the Instructions to Form S-8.  The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act.  Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (filed on March 29, 2018);
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (filed on May 15, 2018);
•

our Current Reports on Form 8-K dated February 16, 2018 (filed on February 16, 2018), March 23, 2018 (filed March 23, 2018), March 26, 2018 (filed on March 27, 2018), April 4, 2018 (filed on April 5, 2018), April 9, 2018 (filed on April 13, 2018), April 26, 2018 (filed on April 27, 2018); June 12, 2018 (filed on June 14, 2018); and July 26, 2018 (filed on July 30, 2018);

•	Proxy Statement dated April 30, 2018, to be used in connection with the annual meeting of shareholders that will be held on June 12, 2018; and

•

our Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended, and our Form 8-A effective on November 22, 2005, as amended on November 20, 2015, registering rights to purchase our Series E Preferred Stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this registration statement. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 5.Interests of Named Experts and Counsel.

Graubard Miller issued the opinion as to the legality of the shares of the Company’s common stock being registered pursuant to this registration statement. Graubard Miller owns shares of our common stock constituting less than 1% of our outstanding shares of common stock.

Item 8.Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	ParkerVision, Inc. 2011 Long-Term Incentive Equity Plan, as Amended and Restated (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed July 13, 2017).
5.1	Opinion of Graubard Miller*
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Graubard Miller (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto)

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on this 10th day of August, 2018.

PARKERVISION, INC.

By:	/s/ Jeffrey Parker
Jeffrey Parker, Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Parker and Cynthia L. Poehlman, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Jeffrey L. Parker	Chief Executive Officer and	August 10, 2018
Jeffrey L. Parker	Chairman of the Board (Principal
Executive Officer)

By: /s/ Cynthia L. Poehlman	Chief Financial Officer and	August 10, 2018
Cynthia L. Poehlman	Corporate Secretary (Principal
Accounting Officer)

By: /s/ William A. Hightower	Director	August 10, 2018
William A. Hightower

By: /s/ John Metcalf	Director	August 10, 2018
John Metcalf

By: /s/ Frank N. Newman	Director	August 10, 2018
Frank N. Newman

By: /s/ Paul A. Rosenbaum	Director	August 10, 2018
Paul A. Rosenbaum

By: /s/ Robert G. Sterne	Director	August 10, 2018
Robert G. Sterne

By: /s/ Nam P. Suh	Director	August 10, 2018
Nam P. Suh

By: /s/ Papken S. der Torossian	Director	August 10, 2018
Papken S. der Torossian